UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

______________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): November 8, 2012

FIRST MARINER BANCORP
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	000-21815 (Commission File Number)	52-1834860 (IRS Employer Identification No.)

1501 S. Clinton Street, Baltimore, MD  21224
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (410) 342-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement

On November 8, 2012, First Mariner Bancorp (the “Company”) terminated the Securities Purchase Agreement by and among the Company, First Mariner Bank and Priam Capital Fund I, LP (“Priam”) dated as of April 19, 2011 and amended as of September 21, 2011 (as amended, the “Agreement”).  Under the agreement, Priam agreed to invest, subject to certain conditions, approximately $36.4 million of capital in the Company.  Among other conditions, the closing of Priam’s investment was contingent on the Company raising an additional $123.6 million from other investors.  The material terms and conditions of the Agreement were previously disclosed in the Company’s Current Reports on Form 8-K filed on April 25, 2011 and September 27, 2012, and are incorporated herein by reference.

 Pursuant to the terms of the Agreement, either party had the right to terminate the Agreement in the event that the Closing Date (as defined in the Agreement) did not occur on or before November 30, 2011, provided that this right to terminate the Agreement is not available to any party whose failure to perform any obligation under the Agreement was the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date.

Item 8.01   Other Events

On November 9, 2012, the Company issued a press release in connection with the termination of the Agreement.  A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

Exhibits

Number  Description

99.1Press Release dated November 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: November 9, 2012	By:	/s/ Paul B. Susie
Paul B. Susie
Chief Financial Officer